Exhibit 10.1
TRANSITION AGREEMENT
     This Transition Agreement is (the “Transition Agreement”) made and entered this 10th day of November, 2008 by and between Dana Holding Corporation (“Dana”), a Delaware corporation and Paul E. Miller (the “Executive”).
     WHEREAS, the Executive has an Executive Agreement that was assumed by Dana during the Chapter 11 proceeding filed in March, 2006 by Dana Corporation and forty of its subsidiaries, and
     WHEREAS, the Executive has advised Dana of his intention to retire as of May 31, 2009 and his desire to remain employed through this period, and
     WHEREAS, Dana has agreed to retain the Executive in accordance with his desired outcome and in order for him to qualify for an Early Retirement benefit pursuant to his Special Executive Retirement Plan (“SERP”)
     NOW, THEREFORE, and in consideration of the premises and of the covenants and agreements set forth herein, Dana and the Executive hereby agree as follows:
1.	In order to facilitate a smooth transition without issue, Dana will begin immediately to seek a successor to the Executive in the role of Vice President-Purchasing. The Executive will retain the position and the related responsibilities until such time as the individual chosen for this position begins employment with Dana.

2.	The Executive will assist the successor for a reasonable period in transitioning the duties and responsibilities of the position. It is contemplated that this period of transition would last no longer than 60 days after the successor begins employment.

3.	Dana will maintain the Executive’s current base compensation and except as may be provided in this Transition Agreement, all available benefits, from the date on which a successor begins employment through the date of the Executive’s retirement. The Executive’s LTIP grants will be treated in accordance with his planned May 31, 2009 retirement. The Executive will no longer be a member of the Executive Committee upon the date on which the successor begins employment, but Dana agrees that the Executive may disclose to potential future employers the time period when he was a member of the Executive Committee of Dana. Dana shall also make COBRA payments on the Executive’s behalf for the twelve (12) consecutive month period commencing with the date of the Executive’s retirement from Dana.

4.	Subsequent to the conclusion of the period of transition described in paragraph 2 above, the Executive shall be assigned certain tasks and projects by the Chief Executive Officer of Dana. The nature of these tasks and assignments will be reasonable given the Executive’s training and background and shall be determined with the Executive’s reasonable input (“the Transition Projects”).

5.	The Executive’s Transition Projects are intended to be completed prior to the Executive’s planned retirement date of May 31, 2009. It is understood and agreed that if the Transition Projects are concluded prior to this date, the Executive will remain on the payroll and be paid his current level of base compensation, employee benefits and his perquisite allowance through his planned retirement date regardless of whether any additional projects are assigned. In such event, the Executive will remain available upon reasonable advance notice to consult as may be reasonably required by Dana until May 31, 2009. All internal records and codes of Dana shall reflect that the Executive’s departure was due to his retirement.

6.	Upon his planned retirement date of May 31, 2009, the Executive shall have qualified to receive and be entitled to the benefit provided by Section 2.5 of his SERP dated May 3, 2004, per attached calculation.

7.	Upon the execution of this Transition Agreement and except as provided herein, the Executive Agreement together with all Exhibits thereto are deemed terminated together with the rights and duties of each of the parties thereto, including, but not limited to, the provision for any payment of Executive Incentive Compensation (“EIC”) attributable to 2008, if applicable; provided however, that if (i) the Company’s performance qualifies for a payout pursuant to the EIC Plan for the 2008 plan year, and (ii) a payout pursuant to the EIC Plan is made to any other senior executive of Dana for the 2008 plan year, then the payment which would otherwise be paid to the Executive pursuant to the Executive Agreement based on the Company’s performance for 2008 under the EIC will be made. The Executive shall be eligible for and entitled to receive payment of any bonus for 2008, if any, which might be declared by the Board of Directors for senior executives of Dana, including the Executive.

8.	Except as provided in Paragraph 7 above, the Executive will have such rights as may be provided to any senior executive retiree based on his age and service, assuming an early retirement, pursuant to the specific plan provisions of any Dana plan in which he participates during his employment with Dana including but not limited to the Omnibus Incentive Compensation Plan.

9.	The Executive agrees not to disclose, either while in the Dana’s employ or thereafter to any person or entity not employed by Dana or retained to provide services to Dana, except with the prior written consent of an officer authorized to act in the matter by Dana’s Board of Directors, any confidential information of Dana, its subsidiaries and affiliates obtained by him while in the employ of Dana, including without limitation, information relating to the finances, strategy, organization, operations, inventions, processes, formulae, plans, devices, compilations of information, methods of distribution, customers, suppliers, client or supplier relationships, marketing strategies, cost containment strategies or trade secrets of Dana and its subsidiaries and affiliates, provided however, that this provision shall not preclude the Executive from use or disclosure of information, known generally to the public or of information not considered confidential by persons engaged in the business conducted by Dana or from disclosure required by law or court order, if in the case of the required disclosure, the Executive has given Dana reasonable prior notice in order to permit Dana to take steps to protect the information from public disclosure. The above obligations are in addition to and not in limitation or derogation of any obligations otherwise imposed by law on the Executive in respect of confidential information and trade secrets.

10.	It is intended by both parties that any payments made pursuant to this Transition Agreement will comply with the requirements of Section 409A of the Internal Revenue Code and shall be administered to comply with this intent. Any provision inconsistent with Section 409A shall have no force and effect until amended to comply

11.	This Transition Agreement shall be binding upon and inure to the benefit of the Executive, the Executive’s heirs and legal representatives and to Dana and its successors.

12.	No provision of this Transition Agreement may be amended, modified or waived unless such amendment, modification or waiver has been authorized by Dana’s Board of Directors and signed by the Executive and a duly authorized officer of Dana.

13.	This Transition Agreement shall be governed and construed in accordance with the laws of the State of Ohio without reference to principles of conflicts of law, and the exclusive venue and jurisdiction shall lie in any federal or state court located in Ohio.

14.	In the event of the Executive’s death prior to May 31, 2009, reference in this Agreement to the Executive shall be deemed, relative to any entitlement due to the Executive hereunder, to refer to the Executive’s legal representation, or where appropriate to the Executive’s beneficiary.

15.	This Transition Agreement and the SERP contain the entire agreement of the parties concerning the subject matter hereof, and all promises, representations, understandings, arrangements and prior agreements concerning the subject matter are merged herein and superseded hereby.
     IN WITNESS WHEREOF, Dana has caused this Agreement to be signed by its duly authorized representative, and the Executive has executed this Agreement, as November 10th, 2008.

Dana Holding Corporation

/s/ Robert H. Marcin Chief Administrative Officer

/s/ Paul E. Miller Paul E. Miller

Paul Miller Supplemental Executive Retirement Plan (SERP)

Employee
Information
Hire Date	5/3/04
Birth date	2/2/52
Termination Date	6/1/09

Calculations
Portion of Normal Retirement Benefit provided under Section 2.5	$1,712,250 (Normal Retirement Benefit of $2,283,000*75%)

Portion of Additional	$100,000 (Additional Retirement Lump Sum of
Retirement Benefit provided under Section 2.5*	$200,000*Credited Service of 5 years/10)

Total Benefit	$1,812,250

*	Provision in the plan that provides for a portion of the Additional Retirement Benefit given the participant is terminated for any reason after the fifth anniversary of his hire date with the Corporation.
The total benefit detailed above will be paid in accordance with 409a.

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